Exhibit 99.1

FOR IMMEDIATE RELEASE:

FINANCIAL CONTACT:	MEDIA CONTACT
Mark Pogharian	Kirk Saville
717-534-7556	717-534-7641

HERSHEY ANNOUNCES FINAL RESULTS OF

TENDER OFFER FOR 6.95% NOTES DUE 2012

HERSHEY, Pa., December 15, 2010 – The Hershey Company (NYSE: HSY) announced today the expiration of its previously announced offer to purchase for cash any and all of its outstanding 6.95% notes due 2012 as specified in the offer to purchase dated December 8, 2010. The offer expired at 11:59 p.m., New York City time, on December 14, 2010. The full terms and conditions of the offer are set forth in the offer to purchase and the related letter of transmittal.

The principal amount of notes validly tendered in the offer and that Hershey has accepted for purchase under the terms of the offer was $57,467,000. The consideration of $1,102.48 per $1,000 principal amount of notes validly tendered on or before December 14, 2010 was calculated based on the present value on the settlement date of the sum of the Redemption Price at maturity plus interest payments, determined using a discount factor equal to the yield on December 14, 2010 of the 4 3/8 U.S. Treasury due August 15, 2012 plus a fixed spread of 20 basis points. The Reference Yield and the Tender Offer Yield, as such terms are used in the Offer to Purchase, are 0.55% and 0.75%, respectively.

The consideration for the notes accepted for purchase as set forth in the offer to purchase, plus accrued and unpaid interest, will be paid by Hershey today to The Depository Trust Company, which will allocate such funds to the entitled holders. Notes that have been tendered but not accepted for purchase will be promptly returned to the tendering parties.

This press release is neither an offer to purchase, nor a solicitation for acceptance of the offer. Hershey made the offer only by, and pursuant to the terms of, the offer to purchase and the related letter of transmittal.

BofA Merrill Lynch and UBS Investment Bank served as the dealer managers for the tender offer.

About The Hershey Company

The Hershey Company (NYSE: HSY) is the largest producer of quality chocolate in North America and a global leader in chocolate and sugar confectionery. Headquartered in Hershey, Pa., The Hershey Company has operations throughout the world and more than 12,000 employees. With revenues of more than $5 billion, Hershey offers such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Twizzlers and Ice Breakers as well as the smooth, creamy indulgence of Hershey’s Bliss chocolates. Hershey is a leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark and Hershey’s Extra Dark. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger and Dagoba. For more than 100 years, The Hershey Company has been a leader in making a positive difference in the communities where we live, work and do business. Milton Hershey School, established by the company’s founder in 1909, provides a nurturing environment, quality education, housing, and medical care at no cost to children in social and financial need. The School is administered by the Hershey Trust Company, Hershey’s largest shareholder, making the students of Milton Hershey School direct beneficiaries of Hershey’s success.

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